Exhibit 99.1

                  Bank of the Ozarks, Inc. Announces
                 Record Third Quarter 2007 Net Income


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 11, 2007--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended September 30, 2007 was a record $8,402,000, a 4.9% increase over net income of $8,010,000 for the third quarter of 2006. Diluted earnings per share were $0.50 for the third quarter of 2007 compared to $0.48 for the third quarter of 2006, an increase of 4.2%.

    For the nine months ended September 30, 2007, net income totaled $24,009,000, a 1.4% decrease from net income of $24,338,000 for the first nine months of 2006. Diluted earnings per share for the first nine months of 2007 were $1.43, compared to $1.45 for the first nine months of 2006, a decrease of 1.4%.

    The Company's annualized returns on average assets and average stockholders' equity for the third quarter of 2007 were 1.28% and 18.15%, respectively, compared to 1.29% and 20.18% for the third quarter of 2006. Annualized returns on average assets and average stockholders' equity for the nine months ended September 30, 2007 were 1.25% and 17.70%, respectively, compared with 1.40% and 21.19% for the nine months ended September 30, 2006.

    Loans and leases were $1.82 billion at September 30, 2007 compared to $1.59 billion at September 30, 2006, an increase of 13.9%. Deposits were $2.02 billion at September 30, 2007 compared to $2.01 billion at September 30, 2006, an increase of 0.8%. Total assets were $2.65 billion at September 30, 2007, a 5.4% increase from $2.52 billion at September 30, 2006.

    Stockholders' equity was $189 million at September 30, 2007 compared to $167 million at September 30, 2006, an increase of 13.3%. Book value per share was $11.23 at September 30, 2007 compared to $9.96 at September 30, 2006, an increase of 12.8%. Changes in stockholders' equity and book value per share reflect earnings, dividends paid, stock option transactions and changes in unrealized gains and losses on investment securities available for sale.

    The Company's ratio of common equity to assets increased to 7.12% as of September 30, 2007 compared to 6.62% as of September 30, 2006, and its ratio of tangible common equity to tangible assets increased to 6.91% as of September 30, 2007 compared to 6.39% as of September 30, 2006.

    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "During the quarter just ended, we achieved our third consecutive quarter of record net interest income, our second best quarter of income from deposit account service charges and record trust income. These revenue results, combined with good control of non-interest expense and favorable asset quality results, helped us achieve record net income in the third quarter. Our key goals for 2007 include, among others, accelerating our rate of revenue growth, decelerating our rate of overhead growth and maintaining good asset quality. Our third quarter results reflect excellent progress in achieving each of these goals."

    NET INTEREST INCOME

    Net interest income for the third quarter of 2007 increased 10.7% to a record $19,671,000 compared to $17,774,000 for the third quarter of 2006. Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.45% in the third quarter of 2007, an increase of 11 basis points from 3.34% in the third quarter of 2006. Compared to the second quarter of 2007, third quarter 2007 net interest margin (FTE) declined one basis point.

    Net interest income for the nine months ended September 30, 2007 increased 7.5% to $57,212,000 compared to $53,197,000 for the nine months ended September 30, 2006. The Company's net interest margin
(FTE) for the first nine months of 2007 was 3.42%, a decrease of 17 basis points from 3.59% in the first nine months of 2006.

    Mr. Gleason stated, "The relatively flat yield curve between short-term and long-term interest rates and intense competition continued to provide a challenging interest margin environment during the quarter just ended. Despite these conditions, our growth in loans and leases more than offset the one basis point quarter-to-quarter reduction in our net interest margin allowing us to achieve our third consecutive quarter of record net interest income. Our goals for 2007 include improving net interest income each quarter by maintaining, or hopefully improving, our net interest margin and achieving good growth in earning assets, primarily loans and leases."

    NON-INTEREST INCOME

    Non-interest income for the third quarter of 2007 was $5,419,000 compared to $5,680,000 for the third quarter of 2006, a 4.6% decrease. Non-interest income for the nine months ended September 30, 2007 was $17,001,000 compared to $16,798,000 for the nine months ended
September 30, 2006, a 1.2% increase.

    Service charges on deposit accounts, the Company's largest source of non-interest income, were $3,075,000 in the third quarter of 2007, an increase of 21.1% compared to $2,540,000 in the third quarter of 2006, but down slightly from $3,107,000 in the second quarter of 2007. Service charges on deposit accounts increased 21.0% to $9,017,000 for the first nine months of 2007 compared with $7,449,000 for the first nine months of 2006.

    Mortgage lending income was $594,000 in the third quarter of 2007 compared to $792,000 in the third quarter of 2006, a decrease of 25.0%, and a decrease of 27.3% compared to $817,000 in the second quarter of 2007. Mortgage lending income was $2,142,000 in the first nine months of 2007, a 1.5% decrease from $2,174,000 in the first nine months of 2006.

    Trust income increased 16.3% to a record $565,000 in the third quarter of 2007 compared to $486,000 in the third quarter of 2006. Trust income was $1,561,000 in the first nine months of 2007, an 11.7% increase from $1,397,000 in the first nine months of 2006.

    Sales of investment securities and other assets resulted in net gains of $115,000 in the third quarter of 2007 compared to net gains of $760,000 in the third quarter of 2006. Net gains from sales of investment securities and other assets were $440,000 for the first nine months of 2007 compared to $2,631,000 for the first nine months of 2006.

    NON-INTEREST EXPENSE

    Non-interest expense for the third quarter of 2007 was $11,732,000 compared to $11,707,000 for the third quarter of 2006, an increase of 0.2%, but down slightly from $11,876,000 in the second quarter of 2007. The Company's efficiency ratio for the quarter ended September 30, 2007 improved to 45.1% compared to 47.5% for the third quarter of 2006.

    Non-interest expense for the first nine months of 2007 was $35,746,000 compared with $33,884,000 for the first nine months of 2006, an increase of 5.5%. The Company's efficiency ratio for the first nine months of 2007 was 46.6% compared to 46.0% for the first nine months of 2006.

    ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

    Nonperforming loans and leases as a percent of total loans and leases were 0.19% as of September 30, 2007 compared to 0.21% as of September 30, 2006 and 0.23% as of June 30, 2007. Nonperforming assets as a percent of total assets were 0.22% as of September 30, 2007 compared to 0.15% as of September 30, 2006 and 0.26% as of June 30, 2007. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 0.45% as of September 30, 2007 compared to 0.60% as of September 30, 2006 and 0.53% as of June 30, 2007.

    The Company's annualized net charge-off ratio for the third quarter of 2007 was 0.17% compared to 0.14% in both the third quarter of 2006 and the second quarter of 2007. The Company's annualized net charge-off ratio was 0.16% for the first nine months of 2007 compared to 0.11% for the first nine months of 2006.

    The Company's allowance for loan and lease losses was $19.1 million at September 30, 2007, or 1.05% of total loans and leases, compared to $17.3 million, or 1.09% of total loans and leases, at September 30, 2006. As of September 30, 2007, the Company's allowance for loan and lease losses equaled 564% of its total nonperforming loans and leases.

    GROWTH AND EXPANSION

    The Company is continuing its growth and de novo branching strategy, although at a slower pace than in 2006. In addition to the Hot Springs, Arkansas office added in the second quarter of 2007, during the quarter just ended the Company opened a new banking office in Fayetteville, Arkansas and replaced a temporary banking office in Frisco, Texas with a new permanent facility. The Company expects to open one additional banking office in Rogers, Arkansas in the fourth quarter of 2007, and in 2008 it plans to add approximately three new banking offices, including its new corporate headquarters.

    Opening new offices is subject to availability of suitable sites, designing, constructing, equipping and staffing such offices, obtaining regulatory and other approvals, and many other conditions and contingencies that the Company cannot accurately predict with certainty.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday October 12, 2007. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 17669341. The telephone playback will be available through October 31, 2007, and the website recording of the call will be available for 12 months.

    FORWARD LOOKING STATEMENTS

    This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future, including the Company's goals to accelerate its rate of revenue growth, decelerate its rate of overhead growth, and maintain good asset quality, and the Company's goals and expectations for improving net interest income, maintaining or improving net interest margin, growth in earning assets, growth in loans and leases, continuation of its growth and de novo branching strategy and plans to add new banking offices.

    Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of investment securities, the ability to attract new deposits and loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2006 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

    GENERAL INFORMATION

    Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol "OZRK". The Company owns a state-chartered subsidiary bank that conducts banking operations through 64 offices in 34 communities throughout northern, western and central Arkansas, five Texas banking offices, and loan production offices in Little Rock, Arkansas, and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.



                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited


                                              Quarters Ended
                                               September 30,
                                      --------------------------------
                                         2007       2006    % Change
                                      --------------------------------
Income statement data:
--------------------------------------
  Net interest income                 $   19,671 $   17,774     10.7%
  Provision for loan and lease losses      1,100        550    100.0
  Non-interest income                      5,419      5,680     (4.6)
  Non-interest expense                    11,732     11,707      0.2
  Net income                               8,402      8,010      4.9

Common stock data:
--------------------------------------
  Net income per share - diluted      $     0.50 $     0.48      4.2%
  Net income per share - basic              0.50       0.48      4.2
  Cash dividends per share                  0.11       0.10     10.0
  Book value per share                     11.23       9.96     12.8
  Diluted shares outstanding
   (thousands)                            16,849     16,809
  End of period shares outstanding
   (thousands)                            16,811     16,733

Balance sheet data at period end:
--------------------------------------
  Total assets                        $2,651,305 $2,515,761      5.4%
  Total loans and leases               1,815,934  1,594,942     13.9
  Allowance for loan and lease losses     19,067     17,340     10.0
  Total investment securities            591,480    675,815    (12.5)
  Goodwill                                 5,243      5,243        -
  Other intangibles - net of
   amortization                              700        962    (27.2)
  Total deposits                       2,024,444  2,008,145      0.8
  Repurchase agreements with customers    42,656     50,992    (16.3)
  Other borrowings                       310,379    218,995     41.7
  Subordinated debentures                 64,950     64,950        -
  Stockholders' equity                   188,754    166,629     13.3
  Loan and lease to deposit ratio          89.70%     79.42%

Selected ratios:
--------------------------------------
  Return on average assets(a)               1.28%      1.29%
  Return on average stockholders'
   equity(a)                               18.15      20.18
  Average equity to total average
   assets                                   7.05       6.38
  Net interest margin - FTE(a)              3.45       3.34
  Overhead ratio(a)                         1.79       1.88
  Efficiency ratio                         45.14      47.49
  Net charge-offs to average loans and
   leases(a)                                0.17       0.14
  Nonperforming loans and leases to
   total loans and leases                   0.19       0.21
  Nonperforming assets to total assets      0.22       0.15
  Allowance for loan and lease losses
   to total loans and leases                1.05       1.09

Other information:
--------------------------------------
  Non-accrual loans and leases        $    3,383 $    3,379
  Accruing loans and leases - 90 days
   past due                                    -          -
  ORE and repossessions                    2,496        371

(a) Ratios for interim periods annualized based on actual days.


                                             Nine Months Ended
                                               September 30,
                                      --------------------------------
                                         2007       2006    % Change
                                      --------------------------------
Income statement data:
------------------------------------
  Net interest income                 $   57,212 $   53,197      7.5%
  Provision for loan and lease
   losses                                  3,450      1,550    122.6
  Non-interest income                     17,001     16,798      1.2
  Non-interest expense                    35,746     33,884      5.5
  Net income                              24,009     24,338     (1.4)

Common stock data:
------------------------------------
  Net income per share - diluted      $     1.43 $     1.45     (1.4)%
  Net income per share - basic              1.43       1.46     (2.1)
  Cash dividends per share                  0.31       0.30      3.3
  Book value per share                     11.23       9.96     12.8
  Diluted shares outstanding
   (thousands)                            16,830     16,800
  End of period shares outstanding
   (thousands)                            16,811     16,733

Balance sheet data at period end:
------------------------------------
  Total assets                        $2,651,305 $2,515,761      5.4%
  Total loans and leases               1,815,934  1,594,942     13.9
  Allowance for loan and lease
   losses                                 19,067     17,340     10.0
  Total investment securities            591,480    675,815    (12.5)
  Goodwill                                 5,243      5,243        -
  Other intangibles - net of
   amortization                              700        962    (27.2)
  Total deposits                       2,024,444  2,008,145      0.8
  Repurchase agreements with
   customers                              42,656     50,992    (16.3)
  Other borrowings                       310,379    218,995    (41.7)
  Subordinated debentures                 64,950     64,950        -
  Stockholders' equity                   188,754    166,629     13.3
  Loan and lease to deposit ratio          89.70%     79.42%

Selected ratios:
------------------------------------
  Return on average assets(a)               1.25%      1.40%
  Return on average stockholders'
   equity(a)                               17.70      21.19
  Average equity to total average
   assets                                   7.06       6.61
  Net interest margin - FTE(a)              3.42       3.59
  Overhead ratio(a)                         1.86       1.95
  Efficiency ratio                         46.55      45.99
  Net charge-offs to average loans
   and leases(a)                            0.16       0.11
  Nonperforming loans and leases to
   total loans and leases                   0.19       0.21
  Nonperforming assets to total
   assets                                   0.22       0.15
  Allowance for loan and lease
   losses to total loans and leases         1.05       1.09

Other information:
------------------------------------
  Non-accrual loans and leases        $    3,383 $    3,379
  Accruing loans and leases - 90
   days past due                               -          -
  ORE and repossessions                    2,496        371

(a) Ratios for interim periods annualized based on actual days.




                       Bank of the Ozarks, Inc.
                Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited


                             12/31/05   3/31/06   6/30/06   9/30/06
                            ---------- --------- --------- ---------
Earnings Summary:
----------------------------
  Net interest income       $  17,845  $ 17,438  $ 17,985  $ 17,774
  Federal tax (FTE)
   adjustment                   1,357     1,357     1,130     1,196
                            ---------- --------- --------- ---------
  Net interest income (FTE)    19,202    18,795    19,115    18,970
  Provision for loan and
   lease losses                  (500)     (500)     (500)     (550)
  Non-interest income           4,804     6,164     4,954     5,680
  Non-interest expense        (10,306)  (11,160)  (11,017)  (11,707)
                            ---------- --------- --------- ---------
  Pretax income (FTE)          13,200    13,299    12,552    12,393
  FTE adjustment               (1,357)   (1,357)   (1,130)   (1,196)
  Provision for income taxes   (3,460)   (3,545)   (3,491)   (3,187)
                            ---------- --------- --------- ---------
  Net income                $   8,383  $  8,397  $  7,931  $  8,010
                            ========== ========= ========= =========

  Earnings per share -
   diluted                  $    0.50  $   0.50  $   0.47  $   0.48

Non-interest Income:
----------------------------
  Service charges on deposit
   accounts                 $   2,537  $  2,322  $  2,587  $  2,540
  Mortgage lending income         763       603       779       792
  Trust income                    442       433       478       486
  Bank owned life insurance
   income                         446       443       455       463
  Gains on sales of
   investment securities            3     1,831        27       718
  Gains (losses) on sales of
   other assets                    68         2        11        42
  Other                           545       530       617       639
                            ---------- --------- --------- ---------
  Total non-interest income $   4,804  $  6,164  $  4,954  $  5,680

Non-interest Expense:
----------------------------
  Salaries and employee
   benefits                 $   5,945  $  6,584  $  6,569  $  6,993
  Net occupancy expense         1,673     1,660     1,738     1,732
  Other operating expenses      2,622     2,850     2,644     2,917
  Amortization of
   intangibles                     66        66        66        65
                            ---------- --------- --------- ---------
  Total non-interest expense$  10,306  $ 11,160  $ 11,017  $ 11,707

Allowance for Loan and Lease
 Losses:
----------------------------
  Balance at beginning of
   period                   $  16,915  $ 17,007  $ 17,175  $ 17,332
  Net charge-offs                (408)     (332)     (343)     (542)
  Provision for loan and
   lease losses                   500       500       500       550
                            ---------- --------- --------- ---------
  Balance at end of period  $  17,007  $ 17,175  $ 17,332  $ 17,340

Selected Ratios:
----------------------------
  Net interest margin -
   FTE(a)                        4.02%     3.84%     3.61%     3.34%
  Overhead ratio(a)              1.97      2.08      1.90      1.88
  Efficiency ratio              42.93     44.71     45.77     47.49
  Net charge-offs to average
   loans and leases(a)           0.12      0.10      0.09      0.14
  Nonperforming loans and
   leases/total loans and
   leases                        0.25      0.24      0.18      0.21
  Nonperforming assets/total
   assets                        0.18      0.17      0.13      0.15
  Loans and leases past due
   30 days or more,
   including past due non-
   accrual loans and leases,
   to total loans and leases     0.39      0.63      0.45      0.60

(a) Annualized based on actual days.


                               12/31/06   3/31/07   6/30/07   9/30/07
                             ----------- --------- --------- ---------
Earnings Summary:
-----------------------------
  Net interest income         $  17,523  $ 18,249  $ 19,291  $ 19,671
  Federal tax (FTE)
   adjustment                       912       848       838       899
                             ----------- --------- --------- ---------
  Net interest income (FTE)      18,435    19,097    20,129    20,570
  Provision for loan and
   lease losses                    (900)   (1,100)   (1,250)   (1,100)
  Non-interest income             6,434     5,959     5,623     5,419
  Non-interest expense          (12,506)  (12,138)  (11,876)  (11,732)
                             ----------- --------- --------- ---------
  Pretax income (FTE)            11,463    11,818    12,626    13,157
  FTE adjustment                   (912)     (848)     (838)     (899)
  Provision for income taxes     (3,196)   (3,449)   (3,702)   (3,856)
                             ----------- --------- --------- ---------
  Net income                  $   7,355  $  7,521  $  8,086  $  8,402
                             =========== ========= ========= =========

  Earnings per share -
   diluted                    $    0.44  $   0.45  $   0.48  $   0.50

Non-interest Income:
-----------------------------
  Service charges on deposit
   accounts                   $   2,768  $  2,834  $  3,107  $  3,075
  Mortgage lending income           744       731       817       594
  Trust income                      550       465       531       565
  Bank owned life insurance
   income                           471       465       478       487
  Gains on sales of
   investment securities          1,341       337         -        77
  Gains (losses) on sales of
   other assets                    (145)       35       (47)       38
  Other                             705     1,092       737       583
                             ----------- --------- --------- ---------
  Total non-interest income   $   6,434  $  5,959  $  5,623  $  5,419

Non-interest Expense:
-----------------------------
  Salaries and employee
   benefits                   $   7,360  $  7,310  $  7,016  $  6,936
  Net occupancy expense           1,900     1,971     1,967     2,059
  Other operating expenses        3,181     2,792     2,827     2,671
  Amortization of intangibles        65        65        66        66
                             ----------- --------- --------- ---------
  Total non-interest expense  $  12,506  $ 12,138  $ 11,876  $ 11,732

Allowance for Loan and Lease
 Losses:
-----------------------------
  Balance at beginning of
   period                     $  17,340  $ 17,699  $ 18,128  $ 18,747
  Net charge-offs                  (541)     (671)     (631)     (780)
  Provision for loan and
   lease losses                     900     1,100     1,250     1,100
                             ----------- --------- --------- ---------
  Balance at end of period    $  17,699  $ 18,128  $ 18,747  $ 19,067

Selected Ratios:
-----------------------------
  Net interest margin -
   FTE(a)                          3.22%     3.35%     3.46%     3.45%
  Overhead ratio(a)                1.99      1.94      1.86      1.79
  Efficiency ratio                50.29     48.44     46.12     45.14
  Net charge-offs to average
   loans and leases(a)             0.13      0.16      0.14      0.17
  Nonperforming loans and
   leases/total loans and
   leases                          0.34      0.25      0.23      0.19
  Nonperforming assets/total
   assets                          0.24      0.27      0.26      0.22
  Loans and leases past due
   30 days or more, including
   past due non-accrual loans
   and leases, to total loans
   and leases                      0.60      0.84      0.53      0.45

(a) Annualized based on actual days.




                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                              Unaudited

                        Quarter Ended            Nine Months Ended
                      September 30, 2007        September 30, 2007
                  -------------------------- -------------------------
                   Average   Income/  Yield/  Average   Income/ Yield/
                   Balance   Expense   Rate   Balance   Expense  Rate
                  ---------- -------  ------ ---------- ------- ------
  ASSETS
Earnings assets:
  Interest earning
   deposits and
   federal funds
   sold           $      337 $     4  5.05%        $300     $15 6.58%
  Investment
   securities:
   Taxable           440,595   6,064  5.46      457,573  18,904 5.52
   Tax-exempt -
    FTE              140,482   2,529  7.14      135,666   7,263 7.16
  Loans and leases
   - FTE           1,781,100  37,219  8.29    1,741,972 108,276 8.31
                  ---------- -------         ---------- -------
    Total earnings
     assets - FTE  2,362,514  45,816  7.69    2,335,511 134,458 7.70
Non-earning assets   242,156                    233,442
                  ----------                 ----------
    Total assets  $2,604,670                 $2,568,953
                  ==========                 ==========

  LIABILITIES AND
   STOCKHOLDERS' EQUITY
Interest bearing
 liabilities:
  Deposits:
   Savings and
    interest
    bearing
    transaction   $  525,407 $ 3,610  2.73%   $523,670 $10,695  2.73%
   Time deposits
    of $100,000 or
    more             882,360  11,359  5.11     919,944  35,399  5.14
   Other time
    deposits         495,413   6,092  4.88     492,928  18,016  4.89
                  ---------- -------        ---------- -------
    Total interest
     bearing
     deposits      1,903,180  21,061  4.39   1,936,542  64,110  4.43
  Repurchase
   agreements with
   customers          41,806     387  3.67      45,227   1,285  3.80
  Other borrowings   224,007   2,516  4.46     159,386   5,475  4.59
  Subordinated
   debentures         64,950   1,282  7.83      64,950   3,791  7.81
                  ---------- -------        ---------- -------
    Total interest
     bearing
     liabilities   2,233,943  25,246  4.48   2,206,105  74,661  4.52
 Non-interest
  bearing
  liabilities:
   Non-interest
    bearing
    deposits         173,437                   170,033
   Other non-
    interest
    bearing
    liabilities       13,596                    11,461
                  ----------                ----------
    Total
     liabilities   2,420,976                 2,387,599
Stockholders'
 equity              183,694                   181,354
                  ----------                ----------
    Total
     liabilities
     and
     stockholders'
     equity       $2,604,670                $2,568,953
                  ==========                ==========
Interest rate
 spread - FTE                         3.21%                     3.18%

                             -------                   -------
Net interest
 income - FTE                $20,570                   $59,797
                             =======                   =======
Net interest
 margin - FTE                         3.45%                     3.42%



    CONTACT: Bank of the Ozarks, Inc.
             Susan Blair, 501-978-2217